As filed with the Securities and Exchange Commission on February 11, 2026

Registration No. 333-282772

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-282772)

TO

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CyberArk Software Ltd.

(Exact Name of Registrant as Specified in Its Charter)

State of Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 Hapsagot St.

Park Ofer 2, POB 3143

Petach-Tikva, 4951041 Israel

(Address and telephone number of Registrant’s principal executive offices)

Bruce Byrd, Esq.

Executive Vice President and General Counsel

Palo Alto Networks, Inc.

3000 Tannery Way

Santa Clara, California 95054

Telephone: (408) 753-4000

(Name, address, and telephone number of agent for service)

Copies To:

Jacob A. Kling, Esq.

George N. Tepe, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF UNSOLD SECURITIES

CyberArk Software Ltd., a company incorporated under the laws of the State of Israel (the “Registrant”), is filing this Post-Effective Amendment (this “Post-Effective Amendment”) to the Registration Statement No. 333-282772 on Form F-3ASR (the “Registration Statement”), which was filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on October 22, 2024 and pertained to the registration of up to 2,285,076 Ordinary Shares, par value NIS 0.01 per share, of the Registrant, to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statement.

On February 11, 2026, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of July 30, 2025, by and among Palo Alto Networks, Inc., a Delaware corporation (“PANW”), Athens Strategies Ltd., a company organized under the laws of the State of Israel and a wholly owned subsidiary of PANW (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of PANW (the “Merger”).

In connection with the completion of the Merger, the Registrant has terminated the offering of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered under the Registration Statement which remain unsold at the termination of the offering, by filing this Post-Effective Amendment, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statement, if any, as of the date hereof, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused the Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 11th day of February, 2026.

CYBERARK SOFTWARE LTD.

By:	/s/ Bruce Byrd
Name: Bruce Byrd
Title: Authorized Signatory

Note: No other person is required to sign these Post-Effective Amendments to the above-referenced Registration Statement in reliance on Rule 478 under the Securities Act of 1933, as amended.

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement on this 11th day of February, 2026.

By:	/s/ Bruce Byrd
Name: Bruce Byrd
Title: Authorized Signatory